Exhibit 3.2

Amendments to By-Laws of Newell Rubbermaid Inc,, Effective November 12, 2008

1.	New Section 2.12

A new Section 2.12 of Article II of the By-Laws, as amended, of Newell Rubbermaid Inc. (the “By-Laws”) was added to read in its entirety as follows:

2.12 NOTICE OF STOCKHOLDER PROPOSALS.

(a) No business may be transacted at an annual meeting of stockholders other than business that (i) is specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) is otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), (iii) is otherwise properly brought before the annual meeting by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.12 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in this Section 2.12, or (iv) involves the nomination of directors, all of which nominations must be made in compliance with, and shall be exclusively governed by, Article Eighth of the Certificate of Incorporation and Section 3.15 of these By-Laws. Clause (iii) above shall be the exclusive means for a stockholder to submit such business before an annual meeting of stockholders; provided that nothing in this Section 2.12 shall be deemed to affect the rights of a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be addressed to the Secretary and delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting:

(i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(ii) as to the stockholder giving the notice and any Stockholder Associated Person (as defined below), the name and record address of such stockholder and such Stockholder Associated Person, as they appear on the Corporation’s stock ledger and, if different, their current names and addresses;

(iii) as to the stockholder giving the notice and any Stockholder Associated Person, (A) the class, series and number of all shares of capital stock of the Corporation that are owned of record by such stockholder or such Stockholder Associated Person, if any, (B) the class, series and number of, and the nominee holder for, any shares of capital stock of the Corporation owned beneficially but not of record by such stockholder or such Stockholder Associated Person, if any, and (C) a description of all Derivative Transactions (as defined below) by such stockholder or such Stockholder Associated Person during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, the transactions, such description also to include all information that such stockholder or Stockholder Associated Person would be required to report on an Insider Report (as defined below) if such stockholder or Stockholder Associated Person were a director of the Corporation or the beneficial owner of more than 10% of the shares of the Corporation at the time of the transactions;

(iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder or any Stockholder Associated Person in such business; and

(v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(d) No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.12, provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.12 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(e) If information submitted pursuant to this Section 2.12 shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 2.12. Any information previously submitted by the stockholder pursuant to this Section 2.12 shall be supplemented by such stockholder and Stockholder Associated Person, if any, not later than 10 days after the record date for the annual meeting in order to disclose any material change in such information as of the record date. If a stockholder fails to provide such written update within such period, the information as to which written update was required may be deemed not to have been provided in accordance with this Section 2.12.

(f) For purposes of this Section 2.12:

(i) a “Stockholder Associated Person” of any stockholder shall mean (A) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (B) any beneficial owner of shares of capital stock of the Corporation owned of record or beneficially by such stockholder and (C) any person controlling, controlled by or under common control with such stockholder or a Stockholder Associated Person as defined in the foregoing clauses (A) and (B);

(ii) “Derivative Transaction” by a person shall mean any (A) transaction in, or arrangement, agreement or understanding with respect to, any option, warrant, convertible security, stock appreciation right or similar right with an exercise, conversion or exchange privilege, or settlement payment or mechanism related to, any security of the Corporation, or any similar instrument with a value derived in whole or in part from the value of a security of the Corporation, in any such case whether or not it is subject to settlement in a security of the Corporation or otherwise and (B) any transaction, arrangement, agreement or understanding which included or includes an opportunity for such person, directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the Corporation, to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the Corporation or to increase or decrease the number of securities of the Corporation which such person was, is or will be entitled to vote, in any case whether or not it is subject to settlement in a security of the Corporation or otherwise; and

(iii) “Insider Report” shall mean a statement required to be filed pursuant to Section 16 of the Exchange Act (or any successor provisions), by a person who is a director of the Corporation or who is directly or indirectly the beneficial owner of more than 10% of the shares of the Corporation.

(g) This Section 2.12 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than (i) any proposal made pursuant to Rule 14a-8 under the Exchange Act and (ii) the matters set forth in Section 3.15 of these By-Laws. In addition to the requirements of this Section 2.12 with respect to any business proposed to be brought before an annual meeting, each stockholder submitting such business before an annual meeting of stockholders shall comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12. Nothing in this Section 2.12 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.	New Section 3.15

A new Section 3.15 of Article III of the By-Laws was added to read in its entirety as follows:

3.15 NOMINATION OF DIRECTORS.

(a) This Section 3.15 is intended only to supplement, and does not amend or supersede in any respect, Article Eighth of the Certificate of Incorporation. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances as set forth in the Certificate of Incorporation or in a resolution providing for the issuance of such stock adopted by the Board of Directors pursuant to authority vested in it by the Certificate of Incorporation, only persons who are nominated for election as directors in accordance with the provisions of said Article Eighth and the following procedures of this Section 3.15 shall be eligible for election as directors of the Corporation.

(b) Any stockholder who is required by said Article Eighth to give, or has given, written notice of such stockholder’s intent to make a nomination or nominations for election of a director shall also give timely notice in proper written form as provided in this Section 3.15 to the Secretary of the Corporation, at the same time and in the same manner as such stockholder is required by said Article Eighth to give written notice to the Secretary.

(c) To be in proper written form, a stockholder’s notice, as provided in this Section 3.15, to the Secretary must set forth, as to the stockholder giving the notice and any Stockholder Associated Person (as defined herein), a description of all Derivative Transactions (as defined herein) by such stockholder or such Stockholder Associated Person during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, the transactions, such description also to include all information that such stockholder or Stockholder Associated Person would be required to report on an Insider Report (as defined herein) if such stockholder or Stockholder Associated Person were a director of the Corporation or the beneficial owner of more than 10% of the shares of the Corporation at the time of the transactions.

(d) If information submitted pursuant to this Section 3.15 shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 3.15. Any information previously submitted by the stockholder pursuant to this Section 3.15 shall be supplemented by such stockholder and Stockholder Associated Person, if any, not later than 10 days after the record date for the annual meeting in order to disclose any material change in such information as of the record date. If a stockholder fails to provide such written update within such period, the information as to which written update was required may be deemed not to have been provided in accordance with this Section 3.15.

(e) For purposes of this Section 3.15, the terms “Stockholder Associated Person,” “Derivative Transaction” and “Insider Report” shall have the same meanings as given them in Section 2.12 of these By-Laws.

(f) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in Article Eighth of the Certificate of Incorporation and this Section 3.15. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

(g) The provisions of this Section 3.15 are separate from, and additional to, and the stockholder shall additionally comply with, all other applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.15. Nothing in this Section 3.15 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.